Filed Pursuant to Rule 424(b)(2)

Registration No. 333- 191647
Filed Pursuant to Rule 424(b)(2)
Registration No. 333- 191647

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, without par value	1,000,000	$55.39	$55,390,000	$7,134

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Act”), this Registration Statement registers such indeterminate number of additional shares of Common Stock as may be issued in connection with stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 457(c) under the Act, the maximum offering price per unit was calculated as the average of the high and low sales prices of shares of Common Stock as quoted on the NASDAQ on February 27, 2014.

Kraft Foods Group, Inc.

Direct Stock Purchase and Dividend Reinvestment Plan

1,000,000 Shares of Common Stock

Kraft Foods Group, Inc. (including its direct and indirect subsidiaries, “Kraft,” the “Company,” “we” or “our”) is pleased to offer the opportunity to participate in the Kraft Direct Stock Purchase and Dividend Reinvestment Plan described in this prospectus (“Kraft Direct” or the “Plan”). Kraft Direct provides a convenient and economical way for existing shareholders and new investors to purchase shares of our common stock, without par value (our “Common Stock”), and to reinvest cash dividends in additional shares of our Common Stock.

As described in more detail in this prospectus, Kraft Direct offers several benefits to its participants (“participants,” “you,” or “your”), including:

•	Limited Costs to Buy or Sell Shares. Kraft Direct allows you to purchase shares of our Common Stock in a convenient manner without incurring brokerage commissions or transaction/processing fees.

•	Invest as Little as $250. You can build your investment over time, starting with as little as $250 and as little as $25 each additional investment.

•	Convenient Reinvestment of Dividends. Holders of our Common Stock can increase their holdings in Kraft by reinvesting all or some of the cash dividends paid on their Common Stock in additional shares of Common Stock without incurring brokerage commissions or transaction/processing fees.

•	Convenient Payment Options. You can invest through automatic withdrawals from your bank account.

•	Cost Free Maintenance and Recordkeeping. Participants receive cost free maintenance of shares in book-entry form and detailed recordkeeping and reporting under Kraft Direct.

You do not have to be a current shareholder of Kraft to participate in Kraft Direct. You can purchase your first shares of Common Stock by making an initial investment of not less than $250 and not more than $250,000. Investments greater than $250,000 may be permitted in our sole discretion.

Kraft Direct shall constitute an amendment and restatement by Wells Fargo Shareowner Services of the Automatic Dividend Reinvestment Plan relating to our Common Stock sponsored by it (the “Wells Fargo DRPP”). Current participants in the Wells Fargo DRPP (“Current Wells Fargo DRPP Participants”) shall remain participants in Kraft Direct and all outstanding instructions and orders of such participants with respect to the Wells Fargo DRPP shall remain in effect with respect to Kraft Direct. If a Current Wells Fargo DRPP Participant wishes to terminate its participation in the Wells Fargo DRPP (as amended and restated as Kraft Direct), they should contact the Plan Administrator.

Our Common Stock is listed on the Nasdaq Global Select Market and trades under the ticker symbol “KRFT.” On February 27, 2014, the closing price of our Common Stock was $55.17 per share.

Shares of Common Stock offered under Kraft Direct to persons or entities who are not current shareholders of Kraft are offered through Wells Fargo Securities LLC, a registered broker/dealer.

Please read this prospectus carefully and keep it for future reference. If you have any questions about Kraft Direct, please call the plan administrator for Kraft Direct (the “Plan Administrator”), through the methods described under the heading “Description of Kraft Direct—Administration—Question 3—Who Administers Kraft Direct for Participants.”

Investing in our Common Stock involves risks. See “Risk Factors” on page 3 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our Common Stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 28, 2014.

You should rely only on the information contained or incorporated by reference in this prospectus or any free writing prospectus or prospectus supplement filed by us with the Securities and Exchange Commission (“SEC”). We have not authorized any other person to provide you with different information with respect to this offering of Common Stock. This document may only be used where it is legal to sell Common Stock. You should only assume that the information in this prospectus and any free writing prospectus or prospectus supplement is accurate as of the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of Common Stock in any state where the offer is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, or the Securities Act. In this prospectus, we provide you with specific information about the Common Stock we are selling as part of Kraft Direct and about Kraft Direct itself. This prospectus includes or incorporates by reference important information about us and other information you should know before making a decision to invest in our Common Stock. This prospectus also adds, updates and changes information contained or incorporated by reference in this prospectus. To the extent that any information in this prospectus or any information incorporated in this prospectus by reference is inconsistent with the information previously incorporated in this prospectus by reference, the information in the previously incorporated information is deemed modified or superseded by the related information in this prospectus or the information incorporated in this prospectus by reference, as the case may be. You should read this prospectus as well as the additional information described under “Incorporation by Reference” before investing in our Common Stock. You can read the related registration statement and exhibits on the SEC’s Web site or at the SEC as described under the heading “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Kraft,” “we,” “us, “and “our” refer to Kraft Foods Group, Inc. and its direct and indirect subsidiaries and references to “Common Stock” or “shares” refer to our common stock, without par value.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains a Web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at www.sec.gov.

Our filings are also available on our Web site at www.kraftfoodsgroup.com, as soon as reasonably practicable after we submit such material to the SEC. Please note, however, that we have not incorporated any other information by reference from our Web site, other than the documents listed below under the heading “Incorporation by Reference.”

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information into this prospectus. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. These documents contain important information about us and our financial condition, business and results.

We are incorporating by reference our filings listed below and any additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, on or after the date we file this prospectus (other than information “furnished” under Item 2.02 or 7.01 or corresponding information furnished under Item 9.01 or included as an exhibit of any Current Report on Form 8-K or otherwise “furnished” to the SEC, unless otherwise stated):

•	our Annual Report on Form 10-K for the fiscal year ended December 28, 2013;

•	our Current Report on Form 8-K filed with the SEC on February 14, 2014; and

•	the description of our capital stock provided under the heading “Description of Our Capital Stock” in the information statement attached as Exhibit 99.1 to our Registration Statement on Form 10 (File No.: 001-35491), together with any amendment or report filed with the SEC for the purpose of updating such description

We will provide you with a copy of any of these filings at no cost, if you submit a request to us by contacting us at the following address or telephone number:

Kraft Foods Group, Inc.

Three Lakes Drive

Northfield, IL 60093

Attention: Office of the Corporate Secretary

Telephone: (847) 646-2000

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have incorporated by reference herein and therein contain a number of forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “plan,” “continue,” “believe,” “may,” “will,” and variations of those words and similar expressions are intended to identify our forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are beyond our control. Important factors that could cause actual results to differ materially from those in our forward-looking statements include, but are not limited to, increased competition; our ability to maintain, extend and expand our reputation and brand image; our ability to differentiate our products from other brands; increasing consolidation of retail customers; changes in relationships with our significant customers and suppliers; our ability to predict, identify and interpret changes in consumer preferences and demand; our ability to drive revenue growth in our key product categories, increase our market share, or add products; volatility in commodity, energy and other input costs; changes in our management team or other key personnel; our geographic focus in North America; changes in regulations; legal claims or other regulatory enforcement actions; product recalls or product liability claims; unanticipated business disruptions; our ability to complete or realize the benefits from potential acquisitions, alliances, divestitures or joint ventures; our indebtedness and our ability to pay our indebtedness; disruptions in our information technology networks and systems; our inability to protect our intellectual property rights; weak economic conditions; tax law changes; the tax treatment of our spin-off from Mondelēz International; volatility of market-based impacts to postemployment benefit plans; pricing actions; and other factors. You should also note the risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K, and any subsequent reports we file on Forms 10-Q and 8-K which are incorporated by reference into this prospectus. The forward-looking statements in this prospectus and the documents incorporated by reference herein and therein speak only as of the date of the document in which the forward-looking statement is made, and we disclaim and do not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law or regulation.

OUR COMPANY

We manufacture and market food and beverage products, including refrigerated meals, refreshment beverages, coffee, cheese, and other grocery products, primarily in the United States and Canada. Our product categories span all major meal occasions, both at home and in foodservice locations.

We are a Virginia corporation with principal executive offices at Three Lakes Drive, Northfield, IL 60093. Our telephone number is (847) 646-2000.

RISK FACTORS

Investing in our Common Stock involves risk. Before you decide whether to purchase our Common Stock, you should carefully consider the risk factors described below and in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 28, 2013, and subsequent reports we file on Forms 10-Q and 8-K, which are incorporated by reference into this prospectus. These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

Risks Relating to Participation in Kraft Direct

You will not know the price of the shares of Common Stock you are purchasing under Kraft Direct at the time you authorize the investment or elect to have your dividends reinvested.

The price of shares of our Common Stock may fluctuate between the time you decide to purchase shares under Kraft Direct and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision, but you may not be able to change or cancel your purchase authorization. You may purchase shares at a purchase price that is more or less than the price that you would pay if you acquired shares on the open market on the related dividend payment date or the date or dates on which the Plan Administrator purchases shares of our Common Stock for Kraft Direct. In addition, you may not know the actual number of shares of Common Stock that you have purchased until after the applicable purchase date.

You will not be able to direct the specific time or price at which your shares are sold under Kraft Direct.

If you instruct the Plan Administrator to sell shares of Common Stock under Kraft Direct, you will not be able to direct the time and price at which such shares are sold. The price of our Common Stock may decline between the time you decide to sell your shares and the time of actual sale. You may sell shares of our Common Stock under Kraft Direct at a sales price that is more or less than the price that you would receive if you sold the shares on the open market on the date or dates on which the Plan Administrator sells the shares under Kraft Direct. In addition, you cannot pledge shares of Common Stock deposited in your Kraft Direct account until the shares are withdrawn from Kraft Direct.

We have not established a minimum dividend payment level for our Common Stock and there are no assurances of our ability to pay dividends on our Common Stock in the future.

We have not established a minimum dividend payment level for our Common Stock. Further, our ability to pay dividends may be harmed by the risk factors described in our most recent Annual Report on Form 10-K and other documents incorporated by reference herein. The declaration of future dividends on our Common Stock is subject to the discretion of our Board of Directors and depends on various factors, including our net earnings, financial condition, cash requirements, future prospects, and other factors that our Board of Directors deems relevant to its analysis and decision making. There are no assurances of our ability to pay dividends on our Common Stock in the future.

There is no price protection for your shares of Common Stock held in Kraft Direct.

Your investment in shares of Common Stock held in Kraft Direct will be exposed to changes in market conditions and changes in the market value of such shares. Your ability to liquidate or otherwise dispose of shares of Common Stock held in Kraft Direct is subject to the terms of Kraft Direct and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares of Common Stock held in Kraft Direct in time to react to market conditions. Kraft Direct accounts are not insured or protected by any entity and are not guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

You will not receive interest on funds submitted to the Plan Administrator.

No interest will be paid by us or the Plan Administrator on the amounts of any dividends paid on our Common Stock held by the Plan Administrator pending reinvestment or investment. In addition, optional cash payments of less than applicable minimum amounts and that portion of any optional cash payment which exceeds the maximum transaction purchase limit of $250,000 (unless this upper limit has been waived by us in our sole discretion), are subject to return to you without interest.

DESCRIPTION OF KRAFT DIRECT

The following questions and answers explain the provisions of Kraft Direct.

Purpose

1.	What is the purpose of Kraft Direct?

The purpose of Kraft Direct is to promote long-term ownership in Kraft by providing a simple, economical, and convenient way for eligible investors to make initial and continuing investments in our Common Stock without payment of any brokerage fee, commission or other service charge. Kraft Direct also provides participants with a convenient way to transfer and sell Common Stock.

Features

2.	What are some of the features of Kraft Direct?

•	Initial Investment/Enrollment. If you are not currently a shareholder, you can make an initial investment in our Common Stock, starting with as little as $250. Kraft will pay any brokerage fee, commission or other service charge in connection with the purchase of shares through Kraft Direct. You will, in all events, be responsible for brokerage fees or commissions payable on the sale of shares of our Common Stock.(see Question 11).

•	Optional Cash Investments. Participants in Kraft Direct may invest up to $250,000 per calendar year (minimum optional cash investment $25) through optional cash payments for shares of Common Stock. In its sole discretion, Kraft may permit investments greater than $250,000 in a calendar year.

•	Automatic Reinvestment of Dividends. You can also increase your holdings of Common Stock through automatic reinvestment of all or some of your cash dividends. You can elect to reinvest all or a percentage of your dividends in Common Stock. Kraft Direct participants may have cash dividends that are not reinvested deposited directly into a designated account with a U.S. or Canadian bank or other approved financial institution (see Question 8).

•	Automated Transactions. You can execute many of your Kraft Direct transactions online or by phone if you have established automated privileges (see Questions 20 and 21).

•	Minimum Share Balance Requirement. Participants must maintain a balance of at least one share to keep their Kraft Direct account open. The Plan Administrator reserves the right to sell, without prior notification, all partial shares in an account in which the share balance fails to meet the one-share minimum requirement after 12 months of participation in Kraft Direct. (see Question 10)

Administration

3.	Who administers Kraft Direct for participants?

Wells Fargo Shareowner Services, a division of Well Fargo Bank N.A. (the “Plan Administrator”), administers Kraft Direct as agent for the participating shareholders, keeps records, sends statements of account to participants and performs other duties relating to Kraft Direct. Common Stock purchased under Kraft Direct will be registered in the name of Wells Fargo Shareowner Services, as Plan Administrator, or Wells Fargo Shareowner Services’ nominee as agent for participants in Kraft Direct. Wells Fargo Shareowner Services is the transfer agent and registrar for the Common Stock.

Any correspondence regarding Kraft Direct should be directed to the Plan Administrator through one of the below methods:

Internet

www.shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in Kraft Direct:

If you are an existing registered shareholder:

1.	Go to www.shareowneronline.com
2.	Select Sign Up Now!
3.	Enter your Authentication ID* and Account Number

*	If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

If you are a new investor:

1.	Go to www.shareowneronline.com
2.	Under Invest in a Plan, select Direct Purchase Plan
3.	Select Kraft Foods Group, Inc.
4.	Under New Investors, select Invest Now
5.	Follow instructions on the Buy Shares

Email

Go to www.shareowneronline.com and select Contact Us.

Telephone

1-855-598-5493 Toll-Free

651-450-4064 outside the United States

Shareholder Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence:

Wells Fargo Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified and overnight delivery

Wells Fargo Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

Participation

4.	Who is eligible to participate?

Any person or entity, other than an employee benefit plan or trust within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a plan within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (“Code”) (such as an individual retirement account), is eligible to participate in Kraft Direct, whether or not they currently own Common Stock. If you live outside the United States, you should make sure that participation would not violate any laws or regulations in the country in which you reside.

However, we reserve the right to deny, modify, suspend or terminate participation by any person or entity, in our sole discretion, including but not limited to if we deem it advisable to avoid any issues under ERISA or Section 4975 of the Code or under any domestic or foreign laws or regulations.

5.	Can beneficial owners who are not record shareholders participate?

Some beneficial owners have their shares owned of record by a bank, broker, or other nominee. Certain nominees may permit the beneficial owners to reinvest their dividends in shares of Common Stock under Kraft Direct. PARTICIPATION IN KRAFT DIRECT THROUGH BROKERS MAY BE ON TERMS AND CONDITIONS WHICH DIFFER FROM THOSE SET FORTH IN THIS PROSPECTUS, IN WHICH CASE THE TERMS AND CONDITIONS SET BY EACH SUCH BROKER SHALL GOVERN. Kraft shall not be responsible for the terms of any such participation, including the tax consequences thereof. The term “participant” as used in this prospectus refers to shareholders of record participating directly in Kraft Direct.

6.	How do I participate?

Current shareholders holding in their own name. If you currently own shares of our Common Stock and the shares are registered in your name, you may join Kraft Direct by going online or by phone (see Question 3), or by signing an Account Authorization Form and returning it to the Plan Administrator. The Account Authorization Form may be obtained by accessing them online at www.shareowneronline.com, submitting a written request to the Plan Administrator or by calling the Plan Administrator. Once a shareholder becomes a participant in Kraft Direct, the dividends on such shareholder’s shares of Common Stock will be automatically reinvested on an ongoing basis. Kraft Direct shall constitute an amendment and restatement by Wells Fargo Shareholder Services of the Automatic Dividend Reinvestment Plan relating to our Common Stock sponsored by it (the “Wells Fargo DRPP”). Current participants in the Wells Fargo DRPP shall remain participants in Kraft Direct.

Current shareholders holding through a bank, broker, or other nominee. If you currently own shares of our Common Stock and the shares are registered in the name of a bank, broker or other nominee, arrange for the bank, broker or other nominee to register in your name the number of shares of our Common Stock that you want to include in Kraft Direct. You can then enroll as a shareholder of record, as described above. Once the Plan Administrator receives your transferred shares of Common Stock from your brokerage account, you will receive an account statement. Alternatively, if you do not want to re-register your shares of Common Stock, you can enroll in Kraft Direct in the same manner as someone who is not currently a Kraft shareholder, as described below. This will create a registered account in addition to your brokerage/bank account. In addition, certain nominees may permit beneficial owners to reinvest their dividends in shares of Common Stock under Kraft Direct while the shares are held in the name of the nominee, as described in the response to Question 5.

New investors who are not current shareholders. If you do not currently own shares of our Common Stock, you may join Kraft Direct by going online or by signing an Account Authorization Form and returning it to the Plan Administrator. The Account Authorization Forms may be obtained online at www.shareowneronline.com, submitting a written request to the Plan Administrator or by calling the Plan Administrator. In addition, you must make your initial purchase in the manner described in the response to Question 17.

7.	When may a shareholder or new investor join Kraft Direct?

Current shareholders or new investors may join Kraft Direct at any time.

If the Account Authorization Form is received by the Plan Administrator on or before a given dividend record date, that dividend will be used to purchase new shares of Common Stock for the shareholder. If the Account Authorization Form is received by the Plan Administrator after a given dividend record date, that dividend will be paid in cash and the reinvestment of the shareholder’s dividends will commence with the following dividend. Any optional cash payments sent by the shareholder, however, will be invested as set forth in the response to Question 15.

8.	What are my investment options under Kraft Direct?

The Account Authorization Form provides two options for shareholders to participate in Kraft Direct. As a participant in Kraft Direct, you may elect to reinvest all or part of the dividends from your Common Stock for the purchase of additional shares. You must select one of the two dividend options on the Account Authorization Form. If you complete and return an Account Authorization Form without selecting a dividend option, your dividends will automatically be fully reinvested to purchase additional shares. Reinvestment or payment of your dividends will be subject to any applicable U.S. withholding taxes.

Full Dividend Reinvestment — All cash dividends payable on shares of our Common Stock held in Kraft Direct, along with any shares held through book-entry Direct Registration Shares (DRS), will be used to purchase additional shares. The participant will not receive cash dividends declared on our Common Stock; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the participant’s Kraft Direct account.

Partial Dividend Reinvestment — A participant may elect to reinvest a portion of the dividend and receive the remainder in cash. The percentage elected will be applied against the total shares held in Kraft Direct, along with any shares held through DRS. A participant may elect percentages from 10%-90%, in increments of 10%. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account.

An example of partial reinvestment by percentage: A participant has a total of 150 shares; 120 shares are held in Kraft Direct and 30 shares held through DRS. The participant chooses to have 50% of the total dividend reinvested. This will equate to 75 shares having dividends reinvested and 75 shares having dividends paid in cash.

You may also send in optional cash with any of the above options.

To authorize automatic bank deposit of cash dividends, complete a Direct Deposit of Dividends Authorization Form. You may change your reinvestment option at any time online, by phone or by sending written notice to Wells Fargo Shareowner Services. Notices received on or before a dividend record date will be effective for that dividend. Notices received after a dividend record date will not be effective until after that dividend has been paid.

9.	How are dividend amounts determined?

The declaration of future dividends on our Common Stock is subject to the discretion of our Board of Directors and depends on various factors, including our net earnings, financial condition, cash requirements, future prospects, and other factors that our Board of Directors deems relevant to its analysis and decision making.

10.	If I join Kraft Direct, must I own a minimum number of shares?

Yes. Participants must maintain a balance of at least one share to keep their Kraft Direct account open. The Plan Administrator reserves the right to sell, without prior notification, all partial shares in an account in which the share balance fails to meet the one-share minimum requirement after the applicable period of participation in Kraft Direct.

11.	What are the costs to persons who participate in Kraft Direct?

There are no expenses charged to participants in connection with purchases of shares under Kraft Direct. All costs of administering Kraft Direct and any brokerage fees, commissions or other service charges incurred as a result of open market purchases of shares will be paid by Kraft; however, you will be required to pay brokerage fees or commissions for sales of shares by the Plan Administrator under Kraft Direct pursuant to your instructions.

Purchases

12.	What is the source of shares purchased under Kraft Direct?

Shares purchased under Kraft Direct will, at our option, be (i) purchased directly from us from our authorized but unissued shares, (ii) purchased in the open market or in privately negotiated transactions or (iii) a combination of the foregoing. The Plan Administrator has full discretion as to all matters relating to open market purchases, including determination of the broker or brokers to be used, the number of shares, if any, to be purchased on any day or at any time of day, the price paid for such shares, the markets on which shares are purchased (including on any securities exchange, in the over-the-counter market or in negotiated transactions) and the persons (including brokers and dealers) from or through whom such purchases are made. The Plan Administrator may grant a broker discretion as to any or all of the matters described above.

13.	How will Kraft determine whether shares purchased under Kraft Direct will be purchased directly from Kraft from authorized but unissued shares or purchased in the open market or privately negotiated transactions?

Whether or not we provide authorized but unissued shares for purchase is at our sole discretion. We anticipate that any such decision will be based upon certain factors, including, but not limited to, prevailing market conditions, the level of participation in Kraft Direct, our current and projected capital needs, and available sources of capital.

14.	What is the purchase price of shares purchased under Kraft Direct?

Shares purchased from Kraft. The price per share of shares purchased directly from Kraft will be the average of the high and low sale prices of the Common Stock (as reported by the NASDAQ Global Select Market) on the applicable investment date or, if the NASDAQ Global Select Market is closed on the investment date, on the next day the NASDAQ Global Select Market is open.

Shares purchased in the open market. The price of shares purchased in the open market or in negotiated transactions will be the weighted average price at which the shares are actually purchased for the applicable investment date. The Plan Administrator may, in its discretion, commingle participants’ funds for the purpose of purchasing shares. Because the prices at which shares are purchased under the Plan are determined as of specified dates or as of dates otherwise beyond the control of participants, participants may lose any advantage otherwise available from being able to select the timing of their investment. Participants’ accounts will be credited with the number of full and fractional shares, computed to three decimal places.

15.	When will shares be purchased under Kraft Direct?

Optional cash investments. Optional cash investments will be made (a) at least once every 5 business days or (b) in any week in which a cash dividend is paid, the dividend payment date or, if the dividend payment date is not a business day, the business day next following the dividend payment date (the “Cash Payment Purchase Date”).

Dividend reinvestment. Cash dividends will be reinvested on the applicable dividend payment date or, if the dividend payment date is not a business day, the business day next following the dividend payment date. If a participant’s Account Authorization Form is received by the Plan Administrator on or before the record date for a particular dividend, dividend reinvestment will begin with respect to dividends paid on the next dividend payment date. If the Account Authorization Form is received by the Plan Administrator after the record date, dividend reinvestment will not begin until the dividend payment date following the next record date.

16.	How many shares will be purchased for you?

The number of shares to be purchased depends on the amounts of your dividend or optional cash payments and the price of the shares determined as provided in the response to Question 14. Your account will be credited with the number of shares, including fractions computed to three decimal places, equal to the amount of your cash dividend and the amount of your optional cash payment divided by the purchase price per share (see Question 14).

17.	How are initial purchases made?

A participant making his or her initial purchase of Common Stock through Kraft Direct should submit a check in an amount not less than $250 or more than $250,000, together with an Account Authorization Form to the Plan Administrator. The Plan Administrator may require that checks be in U.S. dollars drawn from a U.S. or Canadian financial institution. Participants will be charged a return fee on any returned checks. Alternatively, a new participant may arrange to have the purchase price deducted from a designated account in a United States or Canadian bank or financial institution in U.S. Dollars. Investors may not invest more than $250,000 per calendar year unless a waiver is granted by Kraft, in its sole discretion. Unless a waiver is granted, the Plan Administrator will return any excess tendered amount to the investor. Purchases will be made on behalf of a new participant in Kraft Direct within 5 business days following the Plan Administrator’s receipt of the payment and Account Authorization Form from the participantNo interest is paid on initial purchase payments pending investment. The Plan Administrator will return an initial purchase payment to an investor upon telephone or written request received at least three business days prior to the investment date.

Optional Cash Payments

18.	How are optional cash payments made?

By New Participants. Current shareholders who elect to participate by making optional cash payments in addition to reinvesting cash dividends on shares of Common Stock registered in their names may make their initial optional cash payment by sending a check to the Plan Administrator either with the completed Account Authorization Form or at any subsequent time with a completed tear-off portion of the statement of account sent to participants after each dividend reinvestment or optional cash payment for the participant’s account.

Investors initially enrolling in Kraft Direct must make their initial optional cash payment at the time the completed Account Authorization Form is sent to the Plan Administrator by enclosing a check payable to Shareowner Services with such form. Checks must be payable in U.S. dollar and drawn on United States or Canadian bank or financial institution.

By Existing Participants via Check. Optional cash payments for the purchase of additional shares of Common Stock under Kraft Direct may be made by a participant at any time by enclosing a check with the tear-off portion of the statement of account received after each investment. The tear-off portion must be used whenever an optional cash payment is made by an existing participant. All optional cash payments should be sent to the Plan Administrator.

By Automatic Cash Withdrawal and Investment Service. The Automatic Cash Withdrawal and Investment Service is a convenient method to have money automatically withdrawn from a checking or savings account and invested in Kraft Direct account, thus eliminating the need to write and mail checks. Once automatic deductions have begun, funds will be withdrawn from the participant’s designated bank account on or about the 1st, 15th, or both as determined by the participant. Participants do not receive any confirmation of the transfer of funds other than as reflected in their Kraft Direct account statements and in their bank account statements. To enroll in the Automatic Cash Withdrawal and Investment feature of Kraft Direct you must complete and sign the Automatic Cash Withdrawal and Investment Service section on the Account Authorization Form and return it to the Plan Administrator.

Participants may change the amount of their automatic monthly optional cash payments by completing a new Account Authorization Form and submitting it to the Plan Administrator. Participants may terminate their automatic monthly optional cash payments by notifying the Plan Administrator online, by phone or in writing.

19.	When should optional cash payments be sent?

Optional cash payments made by check must be received by the Plan Administrator at least one business day prior to the Cash Payment Purchase Date (as defined in Question 15). No interest will be paid on optional cash payments received and held pending investment. Consequently, it will normally be in your best interest to submit any payments made by check such that it is received by the Plan Administrator shortly before (but no later than one business day prior to) the applicable Cash Payment Purchase Date.

On written request, the Plan Administrator will return any optional cash payment made by check if such request is received at least two business days prior to the applicable Cash Payment Purchase Date, or cancel any payment scheduled to be made by automatic withdrawal, if such request is received by the Plan Administrator at least fifteen business days prior to the applicable Cash Payment Purchase Date.

If any optional cash contribution, including payment by check or automatic withdrawal, is returned to the Plan Administrator unpaid for any reason, the Plan Administrator will remove from your account any shares purchased upon prior credit of such funds, and will sell these shares. The Plan Administrator may sell other shares in the account to recover a returned funds fee for each optional cash investment returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the Plan Administrator.

The optional cash payment feature is designed to meet your particular cash situation and investment intent at any given time. YOU ARE NOT OBLIGATED TO MAKE OPTIONAL CASH PAYMENTS OR TO CONTINUE TO DO SO. The amount of optional cash payments may also vary, subject to the minimum optional cash investment of $25 and the annual maximum of $250,000. We may suspend the optional cash payment feature at any time (See Question 38).

During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be invested in certain “Permitted Investments,” including any money market mutual funds registered under the Investment Company Act of 1940 (including those of an affiliate of the Plan Administrator or for which the Plan Administrator or any of its affiliates provide management advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator. Investment income from such Permitted Investments shall be retained by the Plan Administrator.

20.	May I execute Kraft Direct transactions by phone?

If you have established automated privileges on your account, you can:

•	change the amount of or stop automatic bank withdrawals;

•	change your dividend reinvestment option; and

•	sell some or all of your Kraft Direct shares if the current market value of the shares to be sold is $50,000 or less.

21.	May I execute Kraft Direct transactions by going online?

We encourage you to access your account information online to perform transactions. Accounts that are registered in the name of an investment club, corporation, or partnership will not be allowed online access. Please note that additional access restrictions may apply. (See Question 3).

Once you have activated your account online, you can also:

•	Authorize, change or stop your Automatic Cash Withdrawal and Investment Service;

•	Consent for electronic delivery of statements including tax forms;

•	Sell some or all of your Kraft Direct shares if the current market value of the shares to be sold is $250,000 or less; and

•	Elect to view statements, tax forms, and company communications. You will receive an email notification when new documents are available for viewing.

Sales

22.	How can I sell Kraft Direct shares?

Sales are usually made through an affiliated broker, who will receive brokerage commissions. Typically, the shares are sold through the exchange on which the Common Shares are traded. Depending on the number of shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through Kraft Direct cannot be guaranteed. Sales of shares will be subject to the fees outlined in the response to Question 37.

Participants may instruct the Plan Administrator to sell shares under Kraft Direct through a Batch Order, Market Order, Day Limit Order, Good-’Til-Date/Canceled Limit Order or Stop Order.

Batch Order (online, telephone, mail) – The Plan Administrator will combine each request to sell through Kraft Direct with other Kraft Direct participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

Market Order (online or telephone) – The participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone) – The participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.

Good-’Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone) – A GTD/GTC Limit Order request will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.

Stop Order (online or telephone) – The Plan Administrator will promptly submit a participant’s request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Sales proceeds will be net of any fees to be paid by the participant. The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens may be subject to U.S. Federal withholding taxes. Withholding taxes can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at www.shareowneronline.com. Please see “Material U.S. Federal Income Tax Considerations” below for more information regarding tax basis the sales acquired through Kraft Direct.

A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail four business days after trade date. If a participant submits a request to sell all or part of Kraft Direct shares, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued. To sell shares through a broker of their choice, the participant may request the broker to transfer shares electronically from Kraft Direct account to their brokerage account.

Our share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Plan Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the Plan Administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through Kraft Direct. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

23.	Do I have control over the specific time that my shares will be sold?

Because the Plan Administrator will sell the shares on behalf of Kraft Direct, neither Kraft nor any participant in Kraft Direct has any authority or power to control the timing or pricing of shares sold or the selection of the broker making the sale. Therefore, you will not be able to precisely time your sales through Kraft Direct and will bear the market risk associated with fluctuation in the price of our Common Stock. That is, if you send in a request to sell shares, it is possible that the market price of Common Stock could go down or up before the Common Stock is sold. In addition, you will not earn any type of interest in connection with a sales transaction.

Reports

24.	What kind of reports will I receive?

•	Account statements. You will receive statements of your account following each reinvestment of dividends and each investment of an optional cash payment. THESE STATEMENTS ARE YOUR CONTINUING RECORDS OF THE COST OF YOUR PURCHASES AND SHOULD BE RETAINED FOR INCOME TAX PURPOSES.

•	Shareholder communications. As a Kraft shareholder, you will receive copies of materials sent to record holders of our Common Stock, including annual reports, notices of annual meetings and proxy statements.

•	Annual IRS information returns. You will receive an annual statement that reports dividends paid to you as well as gross proceeds from the sale of any of your Kraft Direct shares. See “Material U.S. Federal Income Tax Considerations” below.

Dividends

25.	Will participants be credited with dividends on fractional shares?

Yes. If a dividend, or a combination of a dividend and optional cash payment, is not large enough to purchase a full share, the participant will be credited with a fractional share computed to three decimal places. Fractional shares will be entitled to dividends in the same manner as full shares.

PARTICIPANTS SHOULD RECOGNIZE THAT THEY ARE ENTITLED TO A DIVIDEND ONLY IF DECLARED BY THE BOARD OF DIRECTORS OF THE COMPANY.

Certificates

26.	Will certificates be issued to me for Common Stock purchased?

Kraft does not issue Common Stock in certificated form. Kraft participates in the DRS, which allows shares to be issued without requiring a physical stock certificate and eliminates the need for you to safeguard and store certificates. Shares in direct registration (book-entry) form can be electronically transferred between Kraft’s records and your broker-dealer account without the need to deliver a physical certificate. Based on your instructions, your broker can initiate a DRS PROFILE transaction to electronically transfer shares from your Kraft Direct account to your brokerage account. For information concerning authorization of electronic share movement, please contact your broker-dealer.

Certificates for shares of Common Stock purchased under Kraft Direct, whether through the reinvestment of dividends or optional cash payments, will not be issued to participants. The number of shares credited to accounts under Kraft Direct will be shown on participants’ statements of account. This reduces proliferation of certificates and protects against their loss, theft or destruction.

27.	Can I transfer, gift, or pledge my Kraft Direct shares to someone else?

You can transfer your Kraft Direct shares of Common Stock to a Kraft Direct account of another person, subject to compliance with any applicable laws. If the person to whom the shares are gifted or transferred is not a Kraft Direct participant, the Plan Administrator will automatically open an account for the person and enroll him or her in Kraft Direct. If the recipient is a minor, you may set yourself up as the custodian of the account. To transfer shares to someone not already participating in Kraft Direct, simply execute an irrevocable Stock Power Form and return it to the Plan Administrator. Your signature on the Stock Power Form must be Medallion guaranteed by an eligible financial institution or broker. You can obtain an irrevocable Stock Power Form online or by calling the Plan Administrator. If you request to transfer all shares in your Kraft Direct account between a dividend record date and dividend payment date, your transfer request will be processed but your Kraft Direct account will not be terminated. You may receive additional dividend reinvestment shares which will require you to submit a written request to transfer the additional shares.

You cannot pledge or grant a security interest in your Kraft Direct shares or transfer your Kraft Direct shares outside of Kraft Direct unless you request your Kraft Direct shares be issued in the participant’s name.

Withdrawal

28.	How may I withdraw from Kraft Direct?

You must notify the Plan Administrator online or in writing in order to withdraw from Kraft Direct. Upon withdrawal from Kraft Direct, participants may request that all shares, both whole and fractional, credited to their account in Kraft Direct be sold by the Plan Administrator for their account. Such participants will receive the proceeds of the sale, less any brokerage fees and commissions. When a withdrawing participant requests that the Plan Administrator sell his or her shares in Kraft Direct, the transfer agent, Wells Fargo Shareowner Services, will handle such sale. All such sales are made in the open market and, as such, the sale price will be determined by prevalent market conditions. Brokerage fees and commissions are determined based upon the number of shares sold.

Beneficial owners participating indirectly in Kraft Direct through banks, brokers or other nominees must contact such intermediary regarding withdrawal from Kraft Direct.

29.	When may I withdraw from Kraft Direct?

You may withdraw all shares of Common Stock credited to your Kraft Direct account at any time by notifying the Plan Administrator.

If the request to withdraw is received by the Plan Administrator before the record date for any dividend payment on which the dividends would otherwise be reinvested for a participant, the dividend reinvestment feature will be terminated on the day of receipt of the request by the Plan Administrator. If your request to terminate from Kraft Direct is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as practicable, and a separate dividend check will be mailed to you. Future dividends will be paid in cash.

Optional cash payments may be stopped if written instructions to do so are received by the Plan Administrator at least two business days prior to the applicable Cash Payment Purchase Date.

Other Information

30.	What happens when I sell or transfer all of the shares registered in my name?

If the participant’s request to terminate their participation in the Plan is received on or after a dividend record date, but before the dividend payable date, the participant’s termination will be processed as soon as administratively possible, and a separate dividend check will be mailed to the participant.

If submitting a request to sell all or part of your shares, and you are requesting net proceeds to be automatically deposited to a bank checking or savings account, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, your written request must have your signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.

All registered owners must sign as their name(s) appears on their account.

31.	What happens if Kraft issues a stock dividend, declares a stock split, or has a rights offering?

Any stock dividends or stock splits distributed by Kraft on shares held by the Plan Administrator for the participant will be credited to the participant’s account. If a participant sends notice of termination or a request to sell to the Plan Administrator between the record date and the payable date for a stock distribution, the request will not be processed until the stock distribution is credited to the participant’s account. In the event of a rights offering, the Plan Administrator will sell the rights on the open market and proportionally credit each participant’s account with the net proceeds of the sale, which then will be invested in additional shares.

32.	How will my shares be voted at meetings of shareholders?

The Plan Administrator will vote all shares of Common Stock held in the participant’s account in the same way in which the participant votes shares of Common Stock standing of record in the participant’s name by regular proxy returned by participants to Kraft, or, if the Plan Administrator sends to the participant a separate proxy covering the shares credited to the participant’s dividend reinvestment account, then such shares will be voted as designated in such separate proxy. In the event the participant does not direct the voting of shares by either such regular or separate proxy, the shares credited to the participant’s Kraft Direct account will not be voted.

33.	What are the responsibilities of the Company and the Plan Administrator under Kraft Direct?

In administering Kraft Direct, none of the Company, the Plan Administrator or any broker/dealer is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares of Common Stock acquired for participants.

The Plan Administrator is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of Common Stock. The Plan Administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from the participant.

The Plan Administrator is acting solely as agent for the Company and owes no duties, fiduciary or otherwise, to any other person by reason of Kraft Direct, and no implied duties, fiduciary or otherwise, shall be read into Kraft Direct. The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into Kraft Direct against the Plan Administrator or the Company.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under Kraft Direct arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Selling participants should be aware that the share price of Common Stock may fall or rise during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale in the open market. You should evaluate these possibilities while deciding whether and when to sell any shares through Kraft Direct. The price risk will be borne solely by you.

PARTICIPANTS SHOULD RECOGNIZE THAT NEITHER THE COMPANY NOR THE PLAN ADMINISTRATOR CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE COMMON STOCK PURCHASED UNDER KRAFT DIRECT.

34.	What provision is made for foreign shareholders subject to income tax withholding?

In the case of those foreign shareholders who elect to have their Common Stock dividends reinvested or Common Stock purchased with optional cash payments and whose Common Stock dividends are subject to United States income tax withholding, an amount equal to the income tax payable with respect to such dividends will be withheld and the balance reinvested for the purchase of Common Stock. Foreign shareholders should seek advice from an independent tax advisor regarding the tax consequences to them of participating in Kraft Direct and of acquiring, owning, and disposing of shares of our Common Stock.

35.	May Kraft Direct be changed or discontinued?

The Company reserves the right to suspend, modify or terminate Kraft Direct at any time without prior notice. The Company will send a notice to all participants at their last known address as soon as practicable following any such suspension, modification or termination.

36.	Who interprets and regulates Kraft Direct?

The officers of the Company may take such actions to carry out Kraft Direct as are not contrary to the terms and conditions of Kraft Direct. In addition, the Company reserves the right to interpret and regulate Kraft Direct as it deems desirable or necessary in connection with the operation of Kraft Direct. Furthermore, if it appears to the Company that any participant is using or contemplating the use of Kraft Direct in a manner or with an effect that, in the sole judgment and discretion of the Company, is not in the best interests of the Company or its other shareholders, then the Company may decline to issue all or any portion of the shares of Common Stock for which any payment by or on behalf of such participant is tendered. Such payment (or the portion thereof not to be invested in shares of Common Stock) will be returned by the Company as promptly as practicable, without interest.

37.	What fees are charged in connection with Kraft Direct?

Investment Summary and Fees

Summary

Minimum cash investments
Minimum one-time initial purchase for new investors	$250.00
* Or 10 minimum recurring automatic investments	$25.00
Minimum one-time optional cash purchase	$25.00
Minimum recurring automatic investments	$25.00

Maximum cash investments
Maximum annual investment	$250,000.00

Dividend reinvestment options
Reinvest options	Full or Partial

Fees

Investment fees
Initial enrollment (new investors only)	$10.00
Dividend reinvestment	Company Paid
Check investment	Company Paid
One-time automatic investment	Company Paid
Recurring automatic investment	Company Paid
Dividend purchase trading commission per share	Company Paid
Stock purchase trading commission per share	Company Paid

Sales fees
Batch Order	$15.00
Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading commission per share	$0.12
Direct deposit of sale proceeds	$5.00

Other fees
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$15.00 per year

The Plan Administrator will deduct the applicable fees from the proceeds from a sale.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain federal income tax consequences to U.S. participants in Kraft Direct. This summary is based upon the Code, Treasury Regulations, published Internal Revenue Service (“IRS”) rulings, published administrative positions of the IRS, and court decisions as of the date hereof, any of which could be changed, possibly on a retroactive basis, at any time (including, without limitation, U.S. rates of taxation). Prospective participants in Kraft Direct should note that no rulings have been or will be sought from the IRS, nor will any opinions of counsel be obtained, with respect to any of the U.S. federal income tax matters discussed in this summary. There is no assurance that the IRS will not successfully challenge the conclusions reached herein.

This summary is limited to U.S. participants (as defined below) in Kraft Direct who hold shares of our Common Stock as capital assets (generally, property held for investment within the meaning of Section 1221 of the Code). A “U.S. participant” is a participant in Kraft Direct who, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

This summary does not purport to deal with all aspects of taxation that may be relevant to participants who receive special treatment under the U.S federal income tax laws except to the extent discussed specifically herein. If a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes is a participant in Kraft Direct, the tax treatment of a partner is the partnership generally will depend upon the status of the partner and the activities of the partnership. A participant that is a partnership and the partners in such partnership should consult their tax advisors regarding the tax consequences of ownership and disposition of our Common Stock through Kraft Direct.

This summary assumes that each participant will use the first-in, first-out (FIFO) method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares (e.g., specific identification or another permitted method) by identifying this preference in writing to the Plan Administrator. Participants should consult their tax advisors regarding the appropriate method for them in light of their particular circumstances.

Participants should consult their tax advisors to determine the tax consequences of participating in Kraft Direct in light of their particular status (including the potential application of federal, state, local and non-U.S. tax laws and U.S. withholding taxes).

Distributions

For U.S. federal income tax purposes, distributions (including the amount of brokerage fees or commissions, if any, paid by us on the participant’s behalf) will be treated as dividends to the extent paid out of our “earnings and profits.” Dividends paid to an individual that constitute “qualified dividend income,” as defined in Section 1(h)(11)(B) of the Code, generally, under current law, will be taxed at the applicable capital gain rate. To the extent that a distribution exceeds the Company’s “earnings and profits” (which is not expected to be the case), it is deemed to be a return of capital. A return of capital reduces a participant’s basis in its shares, but not below zero. To the extent a return of capital exceeds a participant’s basis, it is treated as a capital gain. The IRS Form 1099 sent to each participant annually will indicate the total amount of dividends paid to the participant.

A corporate recipient of dividends reinvested under Kraft Direct may be entitled to a dividends-received deduction allowed by Section 243 of the Code, subject to various limitations. However, if such corporate recipient is subject to the alternative minimum tax, a portion of the dividends-received deduction will be treated as an adjustment that increases alternative minimum taxable income.

Under IRS rulings, dividends which are reinvested by a participant under Kraft Direct in original issue Common Stock purchased from us will be treated, for U.S. federal income tax purposes, as having been received by the participant in the form of a taxable stock distribution rather than as a cash dividend. A participant whose dividends are reinvested under Kraft Direct in this manner will therefore be treated as having received a distribution equal to the fair market value, on the date such purchases are made, of the Common Stock acquired through such reinvestment. Shares of Common Stock purchased from the Company with reinvested dividends generally will have a tax basis equal to the amount of the dividend distribution.

A participant whose dividends are reinvested under Kraft Direct in Common Stock purchased on the open market will be treated as having received a distribution equal to the amount of cash paid as the dividend, plus the amount of brokerage fees or commissions paid by us on the participant’s behalf. Shares of Common Stock purchased on the open market generally will have a tax basis equal to the amount paid therefor, increased by any brokerage fees treated as a dividend.

A participant for whom shares of original issue Common Stock are purchased from us with optional cash payments will generally not be treated as having received a distribution with respect to the shares of Common Stock so purchased. However, any brokerage fees or commissions paid by us to obtain the shares of Common Stock will be treated as a distribution for federal income tax purposes.

Dispositions of Common Stock

A participant’s holding period for shares of Common Stock acquired through Kraft Direct begins on the day following the purchase of such shares of Common Stock.

A participant that receives, upon withdrawal from or termination of Kraft Direct, a cash adjustment for a fraction of a share of Common Stock credited to its account will realize a gain or loss with respect to such fraction. Gain or loss will also be realized by the participant when whole shares are sold pursuant to the participant’s request when it withdraws from Kraft Direct or when whole shares of Common Stock are sold or exchanged by the participant after the shares of Common Stock have been withdrawn from Kraft Direct. The amount of such gain or loss will be the difference between the amount which the participant receives for its shares of Common Stock or fraction of a share of Common Stock and its tax basis therefor, as adjusted to reflect the portion, if any, of dividends received thereon constituting a return of capital (nontaxable distributions) for federal income tax purposes. Generally, such gain or loss from stock held as a capital asset will be capital gain or loss. IRS Form 1099 will be sent to each participant for any shares of Common Stock sold through Kraft Direct.

Backup Withholding

Under backup withholding rules, dividends which are reinvested pursuant to Kraft Direct may be subject to backup withholding, currently at the rate of 28%, unless the participant (a) is a corporation or other form of exempt entity and, when required, demonstrates this fact, or (b) provides the Plan Administrator with its taxpayer identification number and certifies to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

Foreign shareholders should seek advice from an independent tax advisor regarding the tax consequences to them of participating in Kraft Direct and of acquiring, owning, and disposing of shares of our Common Stock.

USE OF PROCEEDS

We expect to use the net proceeds from the sale of shares of Common Stock under Kraft Direct for general corporate purposes, which may include repayment of debt, additions to working capital, capital expenditures, investments in our subsidiaries, possible acquisitions and the repurchase, redemption or retirement of securities, including our Common Stock. The net proceeds may be temporarily invested or applied to repay short-term or revolving debt prior to such use. If shares of Common Stock are purchased by the Plan Administrator on the open market, we will not receive any proceeds.

PLAN OF DISTRIBUTION

There are no expenses charged to participants in connection with purchases of shares under Kraft Direct. All costs of administering Kraft Direct and any brokerage fees, commissions or other service charges incurred as a result of open market purchases of shares will be paid by us; however, participants will be required to pay brokerage fees or commissions for sales of shares by the Plan Administrator under Kraft Direct pursuant to a participant’s instructions.

In connection with the administration of Kraft Direct, we may be requested to approve investments greater than the $250,000 per calendar year maximum amount, which restriction may be waived at our discretion, by or on behalf of participants or other investors who may be engaged in the securities business. Persons who acquire shares of our Common Stock through Kraft Direct and resell such shares shortly after acquiring them may, under certain circumstances, be participating in a distribution of securities and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which they would be entitled as a participant in Kraft Direct, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our Common Stock so purchased.

Our Common Stock may not be available under Kraft Direct in all states or jurisdictions. We are not making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted.

LEGAL MATTERS

Hunton & Williams LLP, Richmond, Virginia, will pass upon the validity of the shares of the Common Stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 28, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Kraft Foods Group, Inc.

Direct Stock Purchase and Dividend Reinvestment Plan

1,000,000 Shares of Common Stock

February 28, 2014